Exhibit 3.6

Articles of Amendment

to

Articles of Incorporation

of

Federal Trust Corporation

(Name of corporation as currently filed with the Florida Dept. of State)

M92930

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”) (A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article III- Capital Stock

The maximum number of shares which this Corporation is authorized to have outstanding at any time is 65,000,000 shares, all of which shall be shares of common stock having a par value of $.01 per share (the “Common Stock”). All such shares shall be identical with every other in every respect and the holders of such shares shall be entitled to one vote for each share on all matters on which stockholders have the right to vote.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)

The date of each amendment(s) adoption: June 16, 2008

Effective date if applicable: June 16, 2008

                                                   (no more than 90 days after amendment file date)

Adoption of Amendment(s)            (CHECK ONE)

☑	The amendment(s) was/were approved by me shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The	number of votes cast for the amendment(s) was/were sufficient for approval by

_________________________________________.”

            (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Dennis T. Ward
(Typed or printed name of person signing)

President and Chief Executive Officer
(Title of person signing)

FILING FEE: $35